EXHIBIT 21.15

                                    CONTRACT

FJT-VT-9802
Contract No. FJT-VT-9802 (This number must be quoted in all your communications and shipping documents.)

Japanese text
The Buyers: FJT (HK) Trading Ltd.
Unit 701, 7th Floor, Ocean Centre, 5 Canton Road, T.S.T., Hong Kong

Japanese text
The Sellers: Vibro-Tech Industries Ltd.
2001-2004 20/Fl. Hang Seng Bldg.
77 Des Voeux Road, Central, Hong Kong

Japanese text
The Contract is made by and between the Buyers and the Sellers, whereby the Buyers agree to buy and the Sellers agree to sell the following commodity on the terms and conditions stipulated below:

Japanese text
Commodity and Specifications       Quantity     Unit Price        Total Amount
1. VP800JC-LB Rubber Bearing       39 PCS       US$6380.00        US$248820.00
2. VP700JD-LB Rubber Bearing       19 PCS       US$4768.00        US$905592.00
3. VP300 Rubber Bearing             1 PC        US960.00          US$960.00
4. Special Initial Fee                                            US$15,000.00
                                                FOB SHANTOU       US355,372.00

(5) Japanese text
Country of Origin an Manufacturers
Japanese text
Shantou Vibro-Tech Industrial and Development Co., Ltd., China

(6) Japanese text Time of Shipment Japanese text Before March 20, 1999

(7) Japanese text Port of Shipment Japanese text Shantou, China

(8) Japanese text Port of Destination Japanese text Tokyo, Japan

(9) Japanese text Insurance Japanese text To be purchased by the Buyers to cover 110% of invoice value.

(10) Japanese text Packing
Japanese text
To be packed in new strong wooden case(s) suitable for long distance ocean transportation and well protected against dampness, moisture, shock, rust and rough handling. And the package should be checked and signatured by the Buyers.

(11) Japanese text Shipping Mark

Japanese text
On the surface of each package, the package number, measurements, gross weight, net weight, the lifting positions, warnings such as "THIS SIDE UP", "HANDLE WITH CARE". "KEEP AWAY FROM MOISTURE" AND FJT-9802 should be marked. The shipping mark shall be stenciled legibly in fadeless paint by the Sellers.


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(12) Japanese text Terms of Payment

Japanese text
Within ten working days of signing this contract, the Buyers shall give the advance payment, US$80,000 (say US dollars eighty thousand only) to the Sellers. The rest of 30% of the value of this contract, US$26,611.60 (say US dollars twenty-six thousand six hundred eleven and cents sixty) shall be paid to the Sellers by the Buyers before the end of February 1999. The other 70% of the total value US$248,760.40 (say US dollars two hundred forty eight thousand seven hundred sixty and cents forty) will be available against the shipping documents stipulated in Clause 14 hereof, within 10 working days to the Sellers after the goods arrive at the destination port.

(13) Japanese text Special Conditions
Japanese text
These shall prevail over all other printed terms in case of any conflict. Japanese text
The Sellers should send one original B/L by express mail to the Consignee directly within three working days after the shipment date.

(14) Japanese text Documents
Japanese text
The Sellers shall present the following documents to the paying bank for negotiation/collection, or to the Buyers in the case of payment by T/T or M/T:
1. Full set of Negotiable Clean on Board Ocean Bills of Lading marked "FREIGHT PREPAID" and made out to order, blank endorsed, and endorsed, and notifying the Notify Party at the port of destination.
2. Parcel Post Receipt, indicating postage/Air Waybill.
3. Invoice in quintuplicate, indicating contract number and shipping mark.
4. Packing List in duplicate with indication of both gross and net weights, measurements and quantity of each item packed.
5. Certificate of Quality and Quantity and Testing Report, each in duplicate, issued by the Sellers as specified in Item (a) of Clause 19 hereof.
6. A true copy of fax to advise the Buyers of shipment immediately the goods are loaded on ship as specified in clause 16 hereof.
7. An inspection report of goods issued by the Buyers.

(15) Japanese text Technical Documents
Japanese text
One complete set of the following technical documents written in English shall be packed and dispatched together with each consignment:
1. Japanese text Certificate of Quality as stipulated in Item (a) of Clause 19 hereof.
2. Japanese text Specifications of rubber bearing.
3. Japanese text Installation, operation and maintenance manual.



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(16) Japanese text Terms of Shipment
I Japanese text In case of F.O.B. by sea:
Japanese text
a. The Buyers shall entrust the Sellers to book shipping space for them. The Sellers shall supply the information of booking shipping space to the Buyers and get confirmation back from the Buyers as least 5 days before the shipment. Japanese text
b. The Sellers shall be liable for any dead freight or demurrage consequent upon their failure to have the goods ready after the carrying vessel has arrived at the port of loading in time.
Japanese text
c. The Sellers shall bear all expenses and risks involved in the handling of the goods before they pass over the vessel's rail and are released from the tackle, whereas all expenses and risks involved in the handling of the goods after they have been passed over the vessel's rail and have been released from the vessel's tackle shall be for the Buyer's account.

(17) Japanese text Shipping Advice
Japanese text
Immediately after the goods are completely loaded, the Sellers shall notify the Buyers of the contract number, name of commodity, quantity, gross weight, invoiced value, name of the carrying vessel and the date of departure. If any package is over 9 metric tons in weight, or over 3400 mm in width, or over 2350 mm on both sides in height, the Sellers shall advise the Buyers of the weight and measurements of such package. In case the goods are not insured in time due to the Sellers having failed to give sufficient advance notice to the Buyers, any and all consequent loss shall be borne by the Sellers. In case of dangerous goods, the Seller shall notify the Buyers and notify party at port of destination of their nature and the method of handling.

(18) Japanese text Guarantee of Quality
Japanese text
The Sellers shall guarantee that the goods are new, made of best materials, with first class workmanship, and comply to the specifications and requirements as stipulated in this contract. The Sellers shall also guarantee that the goods, when correctly mounted and properly operated and maintained, will give satisfactory performance for a period of ten years starting from the date on which the goods arrive at the port of destination, except for force majeure.

(19) Japanese text  Inspection  and Claims
Japanese text
Japanese text Checking List of Main Dimension
Japanese text Checking List of Main Steel Material
Japanese text Checking List of Lead Material
Japanese text Checking List of Rubber Material
Japanese text Checking List of Rubber Bearing's performance
Japanese text Photo Record of Completed Product

a. Before making delivery, the Sellers shall make a precise and comprehensive inspection of the goods for their quality specification, performance and quantity, and issue certificates certifying that the goods are in conformity with the stipulations of this contract. The certificates shall form an integral part of the documents to be presented and results of the tests carried out by the manufacturers must be shown in a statement to be attached to the said Quality Certificate.



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Japanese  text
b.After arrival of the goods at port of destination, the Buyers shall have an inspection of the goods in respect of their quality, specifications and quantity. If any discrepancies are found by the Buyers regarding the specifications or the quantity are incurred by the Sellers, except those for which either the insurance company or the shipping company is responsible, the Buyers shall, within 30 days after discharge of the goods at the port of destination, have the right either to reject the goods or to claim against the Sellers.

Japanese text
c. Within the guarantee period stipulated in Clause 18 hereof, should the quality and/or the specifications of the goods been found not in conformity with the contract or should the goods prove defective for any reasons including latent defect or the use of unsuitable materials except for transportation, the Buyers shall have the right to claim against the Sellers.

Japanese text
d. Any and all claims deem to be accepted if the Sellers fail to reply within 30 days after receipt of the Buyer's claim.

Japanese text
e. Before the shipment, the Buyers or their representatives shall make an inspection of the goods and issue the inspection report. The report shall form an integral part of the documents to be presented to the Buyers for T/T payment.

(20) Japanese text Settlement of Claims
Japanese text
In case the Sellers are liable for the discrepancies and a claim is made by the Buyers within the period of claim or quality claim guarantee period as stipulated in clauses 18 and 19 of this Contract, the Sellers shall settle the claim upon the agreement of the Buyers in the following ways: Japanese text a. Agree to rejection of the goods and refund to the Buyers the value of the goods so rejected in the same currency as contracted herein, and to bear all direct losses and expenses in connection therewith including interest, bank charges and all other necessary expenses required for the custody and protection of the rejected goods.

Japanese text
b. Devaluated the goods according to the degree of inferiority, extent of damage and amount of losses suffered by the Buyers.

Japanese text
c. Replace the defective goods by new ones which should be conformed to the specifications, quality and performance requirements as stipulated in this Contract, and bear all expenses and losses sustained by the Buyers which directly related to the defective product. The Sellers shall, at the same time, guarantee the quality of the replacement goods for ten years as specified in clause 18 of this Contract.



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(21) Japanese text Force Majeure
Japanese text
The Sellers shall not be held responsible for any delay in delivery or non-delivery of the goods due to Force Majeure such as war, earthquake or other causes agreed upon between the Buyers and the Sellers. However, the Sellers shall inform the Buyers immediately of such occurrence, and within fourteen days thereafter shall send by airmail to the Buyers for their acceptance a certificate issued by the competent government authorities of the place where the accident occurs as evidence. Under such circumstances, the Sellers, however, are still under the obligation to take all necessary measures to hasten the delivery of the goods. In case the accident lasts more than ten weeks, the Buyers shall have the right to cancel this Contract and take back the advance payment.

(22) Japanese text Late Delivery and Penalty
Japanese text
In case of delayed delivery, except for Force Majeure cases and accepted by the Buyers, the Sellers shall pay to the Buyers for every week of delay a penalty amounting up to 0.5% of the total value of the goods whose delivery has been delayed. Any fractional part of a week is to be considered a whole week. The total amount of penalty, however, shall not exceed 0.5% of the total value of the goods involved in late delivery and is to be deducted from the amount due to the Sellers by the paying bank at the time of negotiation, or by the Buyers directly at the time of payment. In case the period of delay exceeds ten weeks of the stipulated delivery date, the Buyers have the right to terminate this Contract and take back the advance payment, and the Sellers still liable to the payment of penalty.

(23) Japanese text Arbitration
Japanese text
All disputes in connection with this Contract shall be settled between two parties through friendly negotiation. In case no settlement can be reached, then the case should be submitted for arbitration through the China International Economic and Trade Arbitration Commission. In accordance with the rules of the China International Economic and Trade Arbitration Commission. The arbitration shall take place and the decision rendered by the said Commission shall be final and binding upon both the parties, neither party shall seek recourse to a law court or other authorities for revising the decision. The arbitration fee shall be borne by the losing party.

Japanese text
This Contract is made out in four original copies, two copies to be held by each side.

Japanese text                                  Japanese text
The Sellers: Vibro-Tech Industries Ltd.        The Buyers: FJT (HK) Trading Ltd.
By: /s/ Rick Lui                               By: /s/ Fujio Tazawa
Rick Lui                                       Fujio Tazawa